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                                                                      EXHIBIT 99


               VIA NET.WORKS announces stock repurchase program

RESTON, VA (June 5, 2001) - VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today announced that its Board of Directors has approved a stock repurchase plan and that the Company will spend up to $10 million to repurchase shares of its common stock.

VIA NET.WORKS Chairman and CEO David D'Ottavio said, "VIA's management and Board of Directors consider our shares of common stock to be undervalued at current market prices. We believe this stock repurchase program will return long-term value to our shareholders and reaffirms our confidence in our business plan."

Under the plan, VIA will purchase shares of its common stock from time to time, subject to market conditions, applicable legal requirements and other factors. The stock repurchase plan does not require VIA to purchase any specific number of shares and may be suspended at any time.

About VIA NET.WORKS, Inc.
VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a global provider of IP solutions for business, serving over 80,000 business customers in Europe, Latin America, and the United States. Local VIA operations in 15 countries offer a comprehensive suite of IP services, including application and web site hosting, access, security, advanced data networking and VPN, ecommerce, and web design and development. VIA is a facilities-based Internet services company that operates its own pan-European and trans-Atlantic backbone network. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA 20190. For more information, please visit the company's web site at www.vianetworks.com or send e-mail to contactvia@vianetworks.com.




This Exhibit 99 contains, or is based on, certain forward-looking statements, including statements relating to the value of VIA NET.WORKS's common stock. These statements are based on current expectations and actual results may differ materially from those implied in such statements. Among the factors that could cause actual results to differ materially are: accelerated deterioration in economic or market conditions or changes in competitive or regulatory conditions in one or more of our operating markets which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; changes in product mix which could alter overall margins; deterioration in exchange rates, particularly in the Euro, Euro-linked and British Pound currencies, which could reduce US dollar denominated reported revenue; foreign currency losses associated with the Euro denominated cash balances we maintain; recognition of unanticipated costs and delays associated with ongoing integration efforts which could negatively impact revenue growth and margins; and other risk factors listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the period ended March 31, 2001, and in the cautionary statement of risks and uncertainties that can be found on the investor relations page of the Company's web site. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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